For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports First Quarter 2023 Results

Earnings Call Webcast to Discuss First Quarter Financial Results

Scheduled to Post to Corporate Website on Wednesday, May 17, 2023

New York, New York - (GlobeNewswire)  May 15, 2023: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the first quarter ended March 31, 2023.

President and Chief Executive Officer, Ellen Cotter said, “During the first quarter of 2023, our global revenue grew 14%, negative EBITDA improved by 60% and our operating loss reduced by 33%.    The strong box office performance of movies like Avatar: The Way of Water, which is currently the third highest grossing film of all time, as well as Ant Man and the Wasp: Quantumania, Creed III, Puss in Boots: The Last Wish, and John Wick: Chapter 4 reinforced our view that audiences in the U.S., Australia and New Zealand will continue to embrace the magic of great movies in a shared big screen environment.   Our momentum continued into the early second quarter with The Super Mario Bros. Movie, which, broke the record for the biggest global debut for any animated film and has grossed over $1 billion to date.  We are pleased that the remainder of 2023 looks promising with movies like Indiana Jones and the Dial of Destiny,  The Flash,  Mission Impossible – Dead Reckoning Part One, Barbie, The Marvels and Aquaman and the Lost Kingdom.”

Ms. Cotter continued, “With over $5.1 million in revenue and $1 million in income, our global real estate division delivered the highest quarterly operating revenue and income since December 2019 driven primarily by the commencement of rent from Petco, which is leasing approximately 42% of our 44 Union Square property in NYC, and the strong performance of our 75 third party tenant real estate portfolio in Australia and New Zealand.   And, more recently, the new show, The Empire Strips Back, which started public performances at our Orpheum Theatre in NYC on May 10, 2023, looks like it will be a worthy successor to the long running show, Stomp, based on advance ticket sales”

Ms. Cotter concluded, “These positive first quarter results come despite headwinds from unfavorable foreign exchange rates, inflationary cost pressure, labor shortages and material increases in interest expense. While we recognize the global cinema industry will take a few years to achieve pre-pandemic levels, our ‘two business/three country’ diversified business structure and high-quality real estate assets, together with our dedicated global team, continue to drive improvement across our portfolio.”

Key Financial Results – First Three Months of 2023

•	Global revenue of $45.8 million increased by 14% from $40.2 million in Q1 2022.

•	Operating loss was reduced by approximately 33% to a loss of $7.9 million, compared to an operating loss of $11.8 million for Q1 2022.

•	Adjusted EBITDA improved by 60% with negative Adjusted EBITDA reducing to negative $2.8 million.

•	Basic loss per share of $0.50 improved by approximately 29% compared to a basic loss per share of $0.70 for Q1 2022.

•	Net loss attributable to Reading International, Inc. was $11.1 million, compared to a net loss of $15.4 million for Q1 2022.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 5.5% and 6.9%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, and negatively impacted our overall international financial results.

Key Cinema Business Highlights

At $42.0 million, our Q1 2023 cinema segment revenue improved by 12% compared to Q1 2022. Our Q1 2023 cinema segment operating loss of $4.6 million improved by 36% compared to Q1 2022.  Specifically, compared to the Q1 2022, our Q1 2023, (i) U.S. Cinemas revenues grew by 25%, (ii) in local currency, our Australian Cinemas revenues grew by 7% and (iii) in local currency, our New Zealand Cinema revenues grew by 11%.  And, compared to Q1 2022, our Q1 2023 (i) U.S. Cinemas operating loss improved by 32%, (ii) in local currency, our Australian Cinemas’ operating income improved by 77% and (iii) in local currency, our New Zealand Cinemas’ operating income improved by 110%.   The Q1 2023 U.S. industry box office performed proportionately better quarter over quarter vs. the Australian industry box office.  Movies such as Creed III, Scream VI, Cocaine Bear and Jesus Revolution supported the U.S. box office to a greater degree than in Australia.

The operating performance improvement in the first quarter of 2023 compared to 2022 was due to a higher quantity and quality of film slate which drove audiences back to the big screens. Our variable operating costs increased in line with the changes in the operational landscape. Although attendance is still below pre-pandemic levels, the improving Q1 2023 box office demonstrates our continuing recovery and supports our confidence in audiences returning to the movie-going experience.

Over the last few years we have continued to focus on the implementation of our cinema business plan:  the enhancement of our food and beverage offerings, procuring additional cinema liquor licenses, and refurbishing our older cinemas with luxury seating (and/or larger screen formats).  During Q1 2023, we began operating an existing six screen cinema in Armadale, a suburb of Perth in Western Australia.  In the second half of 2023, we anticipate adding an eight-screen boutique cinema at South City Square, Brisbane QLD that will operate under the Angelika Film Center brand, as well as adding a five-screen Reading Cinemas with TITAN LUXE in Busselton, Western Australia. Both new cinemas will be state-of-the-art facilities with recliner seating and elevated food and beverage offerings (including alcoholic beverages).   In the U.S., we recently achieved liquor licenses for 100% of the U.S. cinemas that we intend to operate for the foreseeable future.

Key Real Estate Business Highlights

Real estate segment revenue for Q1 2023, increased by 22% to $5.1 million, compared to the same period in 2022. Real estate segment operating income for Q1 2023 increased by over 100%, to $1.0 million compared to the same period in 2022.

The changes between the first quarter of 2023 and the first quarter of 2022 were primarily attributable to the rent recognized in Q1 2023 from our Petco tenancy at our 44 Union Square property that did not occur in the same period of the prior year. Petco is now on a full rent paying basis and we expect an opening in mid-2023 following a marketing push over the next few months.

Key Balance Sheet, Cash, and Liquidity Highlights

As of March 31, 2023, our cash and cash equivalents were $14.6 million. As of March 31, 2023, we had total gross debt of $213.4 million against total book value assets of $560.2 million, compared to  $215.6 million and $587.1 million, as of December 31, 2022.

On March 30, 2023, we modified our Bank of America facility which, among other things, extended the maturity date to September 4, 2024 and set monthly repayments of $725,000 commencing in May 2023, with a balloon payment upon maturity.

For more information about our borrowings, please refer to Part I – Financial Information, Item 1 – Notes to Consolidated Financial Statements-- Note 12 – Borrowings.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Wednesday, May 17, 2023, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Time on May 16, 2023. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials  on May 17, 2023.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema by Angelika. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future," and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectations regarding the success of movies released in the second quarter and for the remainder of 2023; our expectations regarding the future of the cinema exhibition industry; our confidence about the new production at our Orpheum Theater; our belief regarding our diversified business/country diversification strategy; and our expectations regarding the leasing and performance of our various real estate assets, including 44 Union Square. For more detailed information on our Forward-looking statements, see the factors discussed under the caption CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS in our Annual Report on Form 10-K for the year ended December 31, 2022, and of our quarterly report on Form 10-Q for the quarter ended March 31, 2023.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the adverse impact of the COVID-19 pandemic and any variant thereof on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons and on our results from operations, liquidity, cash flows, financial condition, any factors adversely impacting cinema patrons attending our cinemas, factors adversely impacting our ability to lease and drive revenues from our real estate assets, macroeconomic conditions in the United States, Australia, New Zealand and internationally, access to credit markets, and those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2022, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenue
Cinema	$41,987	$37,347
Real estate	3,820	2,853
Total revenue	45,807	40,200
Costs and expenses
Cinema	(41,654)	(38,503)
Real estate	(2,215)	(2,157)
Depreciation and amortization	(4,639)	(5,524)
General and administrative	(5,179)	(5,796)
Total costs and expenses	(53,687)	(51,980)
Operating income (loss)	(7,880)	(11,780)
Interest expense, net	(4,117)	(3,205)
Other income (expense)	174	(781)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(11,823)	(15,766)
Equity earnings of unconsolidated joint ventures	19	(65)
Income (loss) before income taxes	(11,804)	(15,831)
Income tax benefit (expense)	480	378
Net income (loss)	$(11,324)	$(15,453)
Less: net income (loss) attributable to noncontrolling interests	(213)	(99)
Net income (loss) attributable to Reading International, Inc.	$(11,111)	$(15,354)
Basic earnings (loss) per share	$(0.50)	$(0.70)
Diluted earnings (loss) per share	$(0.50)	$(0.70)
Weighted average number of shares outstanding–basic	22,114,927	21,955,985
Weighted average number of shares outstanding–diluted	22,897,990	22,500,658

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2023	2022
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$14,628	$29,947
Restricted cash	5,749	5,032
Receivables	4,858	6,206
Inventories	1,417	1,616
Derivative financial instruments - current portion	293	907
Prepaid and other current assets	5,905	3,804
Total current assets	32,850	47,512
Operating property, net	281,886	286,952
Operating lease right-of-use assets	193,655	200,417
Investment and development property, net	8,694	8,792
Investment in unconsolidated joint ventures	4,707	4,756
Goodwill	25,272	25,504
Intangible assets, net	2,292	2,391
Deferred tax asset, net	420	447
Other assets	10,422	10,284
Total assets	$560,198	$587,055
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$40,418	$42,590
Film rent payable	3,944	5,678
Debt - current portion	47,345	37,279
Subordinated debt - current portion	756	747
Taxes payable - current	649	300
Deferred revenue	9,093	10,286
Operating lease liabilities - current portion	24,016	23,971
Other current liabilities	824	813
Total current liabilities	127,045	121,664
Debt - long-term portion	136,473	148,688
Subordinated debt, net	27,005	26,950
Noncurrent tax liabilities	6,797	7,117
Operating lease liabilities - non-current portion	192,787	200,037
Other liabilities	19,119	19,320
Total liabilities	$509,226	$523,776
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,437,260 issued and 20,501,150 outstanding at March 31, 2023 and
33,348,295 issued and 20,412,185 outstanding at December 31, 2022	235	235
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2023 and December 31, 2022	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	154,095	153,784
Retained earnings/(deficits)	(59,927)	(48,816)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(3,250)	(1,957)
Total Reading International, Inc. stockholders’ equity	50,763	62,856
Noncontrolling interests	209	423
Total stockholders’ equity	50,972	63,279
Total liabilities and stockholders’ equity	$560,198	$587,055

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2023	2022	(Unfavorable)
Segment revenue
Cinema
United States	$21,811	$17,517	25%
Australia	17,212	16,981	1%
New Zealand	2,964	2,849	4%
Total	$41,987	$37,347	12%
Real estate
United States	$1,554	$676	>100%
Australia	3,137	3,130	—%
New Zealand	374	356	5%
Total	$5,065	$4,162	22%
Inter-segment elimination	(1,245)	(1,309)	5%
Total segment revenue	$45,807	$40,200	14%
Segment operating income (loss)
Cinema
United States	$(4,326)	$(6,320)	32%
Australia	(125)	(572)	78%
New Zealand	(161)	(325)	50%
Total	$(4,612)	$(7,217)	36%
Real estate
United States	$(217)	$(1,063)	80%
Australia	1,413	1,444	(2)%
New Zealand	(190)	(277)	31%
Total	$1,006	$104	>100%
Total segment operating income (loss) (1)	$(3,606)	$(7,113)	49%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2023	2022
Net Income (loss) attributable to Reading International, Inc.	$(11,111)	$(15,354)
Add: Interest expense, net	4,117	3,205
Add: Income tax expense (benefit)	(480)	(378)
Add: Depreciation and amortization	4,639	5,524
EBITDA	$(2,835)	$(7,003)
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	—	—
Adjusted EBITDA	$(2,835)	$(7,003)

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2023	2022
Segment operating income (loss)	$(3,606)	$(7,112)
Unallocated corporate expense
Depreciation and amortization expense	(179)	(277)
General and administrative expense	(4,095)	(4,391)
Interest expense, net	(4,117)	(3,205)
Equity earnings of unconsolidated joint ventures	19	(65)
Gain (loss) on sale of assets	—	—
Other income (expense)	174	(781)
Income (loss) before income tax expense	$(11,804)	$(15,831)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.